      As filed with the Securities and Exchange Commission on July 26, 2001
                           Registration No. 000-29751

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           WINMAX TRADING GROUP, INC.
             (Exact Name of Registrant as Specified in its Charter)

                               Florida 65-0702554
                  (State or other jurisdiction of (IRS Employer
              incorporation or organization) Identification Number)

                      530 South Federal Highway, Suite 150,
                            Deerfield Beach, FL 33441
               (Address of principal executive offices) (Zip code)

       Registrant's telephone number, including area code: (888) 533-4555
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                 Winmax Trading Group, Inc. Stock Purchase Plan
                            (Full title of the plan)
     -----------------------------------------------------------------------

                          Brenda Lee Hamilton, Esquire
                      555 South Federal Highway, Suite 270,
                            Boca Raton, Florida 33432
                                 (561) 416-8956
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
     -----------------------------------------------------------------------

                     Copy to: Hamilton, Lehrer & Dargan P.A.

                       Attn :Brenda Lee Hamilton, Esquire
                      555 South Federal Highway, Suite 270,
                            Boca Raton, Florida 33432
                                 (561) 416-8956

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                         CALCULATION OF REGISTRATION FEE

==================== ================= ==================== ==================== ==================
 Title of securities Amount to be      Proposed maximum     Proposed maximum     Amount of
 to be registered    registered(1)(2)  offering price per   aggregate offering   registration fee
                                       share(3)             price
-------------------- ----------------- -------------------- -------------------- ------------------

Common stock par
value(1) $.001 per    3,000,000             .40               1,200,000             300.00
share underlying
certain Plan options

Common Stock(1)         330,000             .40                 132,000              33.00

==================== ================= ==================== ==================== ==================
Total                 3,330,000                               1,332,000             333.00

(1) The Winmax Trading Group Inc. Non-qualified Stock Option Plan (the "Plan")
allows employees, executives and consultants of Winmax Trading Group Inc. (the
"Company") to purchase options to purchase up to an aggregate of 3,000,000 shares of the Company's common stock.$.001 par value at the price of $.40 per share. Each option is convertible into common stock at a price of $.40 per share, in the future in accordance with the terms of the Plan. This registration statement covers 330,000 shares of common stock to be issued to consultants for services rendered to the Company.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the
"Securities Act")the number of shares of common stock, par value $.001 per share
(the "Common Stock") of Winmax Trading Group, Inc. the Company being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends, or similar transactions.

(3) Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933
(the "Securities Act"). Based upon the average of the bid and ask of the
Company's Common Stock on July 26, 2001 as listed on the Over the Counter
Bulletin Board.

PART I
Item 1.  Plan Information.

Winmax Trading Group, Inc. will provide the information specified in Item 1 of
Rule 428 of the Securities Act of 1933 to each plan participant. We are not filing these documents as part of this registration statement or as prospectuses or prospectus supplements in accordance with the rules and regulations of the
Securities and Exchange Commission.

Item 2.  Registrant Information and Annual Plan Information.

Winmax Trading Group, Inc. will provide the information specified in Item 1 of
Rule 428(b) of the Securities Act of 1933 to each plan participant. We are not filing these documents as part of this registration statement or as prospectuses or prospectus supplements in accordance with the rules and regulations of the
Securities and Exchange Commission.

PART II
                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed with the Securities and Exchange Commission (the
Commission") by Winmax Trading Group, Inc., a Florida corporation (the
"Company"), are incorporated by reference into the Registration Statement:

The Registrant incorporates the following documents by reference in this
Registration Statement:

(a) The Company's Annual Report on Form 10-KSB for the fiscal year ended
December 31, 2000, which was filed with the Securities and Exchange Commission on March 1, 2001;

(b) The Registrant's Quarterly Report on Form 10-QSB for the quarters ended June
30, 2000, September 30, 2000 and March 31, 2001, which were filed with the
Securities and Exchange Commission on August 17, 2000, November 29, 2000 and May
17, 2001, respectively;

(c) The Registrants Articles of Incorporation and Amendments thereto, and the
Registrants Bylaws;

(d) In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4. DESCRIPTION OF SECURITIES

The class of securities to be offered hereby is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company's authorized capitalization is 51,000,000 shares of which 50,000,000 shares are common stock, $.001 par value and 1,000,000 shares are preferred stock, no par value. There are 3,296,003 shares of common stock issued and outstanding.

Holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of Common Stock, which would reduce the percentage ownership of the Company of its shareholders and which would dilute the book value of the Common Stock.

Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the
Company, the shares of Common Stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years the Company has not paid cash dividends on its Common
Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The legality of the securities offered hereby has been passed upon by Hamilton,
Lehrer & Dargan, P.A. Members of Hamilton, Lehrer & and Dargan, P.A. hold
175,000 shares of the Company's common stock.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICER

The Registrant is a Florida corporation. The General Corporation Law of Florida provides authority for broad indemnification of directors, officers, employees and agents. The Registrant's Articles of Incorporation, as Amended, incorporate the indemnification provisions of the General Corporation Law of Florida to the fullest extent provided.

The Registrant has entered into indemnification agreements with its Directors indemnifying them against liability and reasonable costs and expenses incurred in litigation arising by reason of the fact that he or she is or was a director, officer, stockholder, employee, or agent of the Registrant, provided that the director acted in good faith and in a manner reasonably intended to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Indemnification of Officers or persons controlling the corporation for liabilities arising under the Securities Act of 1933, as amended, is held to be against public policy by the Securities and Exchange Commission and therefore, unenforceable.

Item 8. EXHIBITS

Exhibit No.     Description of Exhibits
4.              Winmax Trading Group, Inc. Non-qualified 2001 Stock option Plan
4.1             Form of Option Agreement
5.              Opinion of Hamilton, Lehrer & Dargan, P.A.
10.1            Consulting Services Plan
10.2            Agreement between the Company and John H.G. Casuga Esquire
10.3            Agreement with Hamilton, Lehrer & Dargan, P.A.
10.4            Agreement with Beadros Asare
23.2            Consent of Stark, Tinter & Associates, LLC, Certified Public
                Accountants

Item 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (a)  To include any prospectus required by Section 10(a)(3) of the
          Securities Act of 1933.
     (b)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the  most  recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
     (c)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by this paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d)
of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such  post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for purposes of determining any liability under the Securities Act of
     1933, each filing of the Registrant's annual report pursuant to Section
     13(a) or Section 15(d) of the Securities Exchange Act of 1934 and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)  To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Item 310(b) of Registration S-B is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(6)  To deliver or cause to be delivered with the prospectus to each employee to whom the prospectus is sent or given, a copy of the Registrant's annual report to stockholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the registration shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the employee.
     If the last fiscal year of the Registrant has ended within 120 days prior to the use of the prospectus, the annual report of the Registrant for the preceding fiscal year may be so delivered, but within such 120-day period the annual report for the last fiscal year will be furnished to each such employee.

(7)  To transmit or cause to be transmitted to all employees participating in the Plans who do not otherwise receive such material as stockholders of the
     Registrant, at the time and in the manner such material is sent to its stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Registration Statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Country of
Canada.

Winmax Trading Group, Inc.
(Registrant)

By:  /s/ Gerald Sklar
Gerald Sklar, President and Chief Executive Officer-------Dated July 26,2001

Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities and on the dates indicated.

By:  /s/ Anthony Miller- Director-------Dated July 26,2001
Anthony Miller-Director

By:  /s/ David Young- Director----------Dated July 26,2001
David Young-Director

By:  /s/ Elaine Prober- Director--------Dated July 26,2001
Elaine Prober- Director